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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference of our firm under the caption "Experts" and to the use of our report dated February 26, 1999, with the respect to the financial statements of OCOM Corporation Telecoms Division, in the Registration Statement (Form S-1) and related Prospectus of CoreComm Limited for the registration of $175,000,000 of principal amount 6% convertible subordinated notes due 2006, 250,000 shares of its Series B senior convertible exchangeable preferred stock and 14,213,555 shares of its common stock.


                                                     ERNST & YOUNG LLP



New York, New York
October 12, 2000